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| FORM 3 |
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*

     AT&T Corp.
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     (Last)                          (First)                     (Middle)

     32 Avenue of the Americas
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                                    (Street)

     New York                        New York                  10013-2412
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     (City)                         (State)                       (Zip)

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 2. Date of Event Requiring Statement (Month/Day/Year)

    August 11, 2000
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 3. IRS Identification Number of Reporting Person, if an entity (voluntary)

    13-4924710
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 4. Issuer Name and Ticker or Trading Symbol

    Net2Phone, Inc. (Symbol: NTOP)
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)
        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---

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


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
| 1.Title of Security |2.Amount of Securities | 3.Ownership   | 4.Nature of    |
|   (Instr. 4)        |  Beneficially Owned   |  Form:        |   Indirect     |
|                     |  (Instr. 4)           |  Direct (D)   |   Beneficial   |
|                     |                       |  or Indirect  |   Ownership    |
|                     |                       |  (I)(Instr.5) |   (Instr. 5)   |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of
          securities beneficially owned directly or indirectly.           (Over)

                           (Print or Type Responses)

TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative     | 2. Date Exer-       | 3. Title and Amount of       | 4. Conversion  | 5. Ownership  | 6. Nature of  |
|    Security (Instr. 4)     |    cisable and      |    Securities Underlying     |    or Exercise |    Form of    |    Indirect   |
|                            |    Expiration       |    Derivative Security       |    Price of    |    Derivative |    Beneficial |
|                            |    Date             |    (Instr. 4)                |    Derivative  |    Security:  |    Ownership  |
|                            |                     |                              |    Security    |    Direct (D) |    (Instr. 5) |
|                            |    (Month/Day/Year) |                              |                |    or         |               |
|                            |                     |                              |                |    Indirect   |               |
|                            |---------------------|------------------------------|                |    (I)        |               |
|                            |    Date   | Expira- |                 | Amount     |                |    (Instr.    |               |
|                            |    Exer-  |  tion   |       Title     | or         |                |    5)         |               |
|                            |   cisable |  Date   |                 | Number     |                |               |               |
|                            |           |         |                 | of         |                |               |               |
|                            |           |         |                 | Shares     |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|Class A Common Stock,       | Immed     |         |Common Stock,    |18,900,000  |1 for 1,        |       (I)     | Through    (1)|
| par value $.01 per share   |           |         | par value       |            |without any     |               | ITelTech, LLC |
|                            |           |         | $.01 per share  |            |consideration   |               |               |
|                            |           |         |                 |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) THESE SHARES ARE OWNED DIRECTLY BY ITELTECH, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND WHOLLY OWNED SUBSIDIARY OF AT&T CORP.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   SEE 17 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


                                 (Page 2 of 3)

                       AT&T Corp.

                       By: /s/ Robert S. Feit                  August 18, 2000
                          --------------------------------     -------------
                          ** Signature of Reporting Person         Date

                          Note: See Attached Pages for Joint Filer Information

                            JOINT FILER INFORMATION
                            -----------------------

Name:                                   ITelTech, LLC
EIN Number:                             22-3747756

Desginated filer:                       AT&T Corp.

Issuer and Ticket Symbol:               Net2Phone, Inc. (NTOP)

Date of Event Requiring Statement:      August 11, 2000


Signature:

ITELTECH, LLC

By:  /s/ Robert S. Feit
    -----------------------















                                 (Page 3 of 3)